Exhibit 16.1

March 6, 2014
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for MidWestOne Financial Group, Inc. (the Company) and, under the date of March 6, 2014, we reported on the consolidated financial statements of the Company as of December 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013. On October 30, 2013, we were notified that the Company engaged McGladrey LLP as its principal accountant for the year ending December 31, 2014 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, and the issuance of our reports thereon. On March 6, 2014, we completed our audit and the auditor-client relationship ceased. We have read the Company’s statements included under Item 4.01 of its Form 8-K/A dated March 6, 2014, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements in the third paragraph in Item 4.01.

Very truly yours,
/s/ KPMG LLP